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                                                                       EXHIBIT 1







                          INDEPENDENT AUDITORS' CONSENT


The Administrative Committee
Texas Regional Bancshares, Inc.
Amended and Restated
Employee Stock Ownership Plan
(With 401(k) Provisions):

We consent to incorporation by reference in the registration statement No. 33-39386 on Form S-8 of Texas Regional Bancshares, Inc. of our report dated May 23, 2002, with respect to the statements of net assets available for plan benefits of Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (With 401(k) Provisions) as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2001 annual report on Form 11-K of Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (With 401(k) Provisions).

                                  /s/ KPMG LLP

Austin, Texas
June 28, 2002